bylaws\96pnla.doc

                                                     John Hancock Capital Series
                                            John Hancock Income Securities Trust
                                                    John Hancock Investors Trust
                                       John Hancock Limited Term Government Fund
                                                John Hancock Sovereign Bond Fund
                                              John Hancock Special Equities Fund
                                                   John Hancock Strategic Series
                                             John Hancock Tax-Exempt Income Fund
                                                         John Hancock World Fund


                 CONSIDERATION OF PROPOSAL TO AMEND THE BY-LAWS,
                             EFFECTIVE MARCH 6, 1996



         RESOLVED, that the By-Laws of the Trust be and hereby are amended to delete Article IV, Sub-Section 5.1 of the By-Laws and replace it with the following:


                    Executive Committees and Other Committees


         Section 5.1. How Constituted. The Trustees may, by resolution, designate one or more committees, including an Executive Committee, an Audit Committee and an Administration Committee, each consisting of at least two
Trustees. The Trustees may, by resolution, designate one or more alternate members of any committee to serve in the absence of any member or other alternate member of such committee. Each member and alternate member of a committee shall be a Trustee and shall hold office at the pleasure of the Trustees. The Chairman of the Board shall be a member of the Executive Committee.